EXHIBIT 99.1

[TRIMERIS, INC. LOGO APPEARS HERE]	[ROCHE LOGO APPEARS HERE]

Contact:	Heather Van Ness, Roche
Phone:	(973) 562-2203
Mobile:	(917) 680-4440

Contact:	Robin Fastenau, Trimeris, Inc.
Phone:	(919) 419-6050

Contact:	Mike Nelson, MS&L
Phone:	(212) 468-3674
Mobile:	(917) 568-4450

Contact:	George Maquieira, MS&L
Phone:	(212) 468-3997

New Data Show FUZEON-Based Regimens Continue to Provide Significant

Durable Response in Treatment-Experienced HIV Patients Through 48 Weeks

— Reimbursement Progress and Increased Supply Diminish Early Concerns About Limited Access to FUZEON —

CHICAGO (Sept. 15, 2003) – Eighty percent of patients receiving a FUZEON® (enfuvirtide)-based anti-HIV drug regimen who achieved undetectable levels of the virus at 24 weeks maintained this response at 48 weeks, according to new data presented today at the 43rd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC). Researchers also reported that 37 percent of heavily treatment-experienced patients treated with a FUZEON-based combination maintained at least a 90 percent (or 1.0 log10) reduction in blood levels of HIV at 48 weeks, vs. 17 percent of patients on a regimen without FUZEON. Previous clinical studies in HIV have shown that a 68 percent (or 0.5 log10) reduction in HIV levels may be associated with clinical benefit to patients. Co-developed by Roche and Trimeris (Nasdaq: TRMS), FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) in March and is the first and only approved fusion inhibitor for the treatment of HIV.

“These results are encouraging because they demonstrate the utility of FUZEON-based regimens at nearly one year, regardless of the treatment goal for each individual patient,” said Daniel R. Kuritzkes, M.D., Director of AIDS Research at Brigham and Women’s Hospital and Associate Professor of Medicine at Harvard Medical School. “Adding FUZEON to a regimen of tailored anti-HIV drugs doubles the likelihood that treatment-experienced patients will achieve undetectable HIV levels at 48 weeks. For patients with more advanced disease, FUZEON-based combinations may still provide meaningful reductions in HIV levels and improvements in immune system status over the longer-term.”

More About FUZEON 48-Week Safety and Efficacy Data

Additional 48-week results from the Phase III trials of FUZEON found that among patients who achieved undetectable levels HIV at 24 weeks, a higher percentage of patients in the FUZEON arm maintained this response at 48 weeks compared to patients on a regimen without FUZEON (80 percent vs. 70 percent). At 48 weeks, more than twice the percentage of patients in the FUZEON arm had undetectable levels of HIV (less than 400 copies/mL) compared to patients on a regimen without FUZEON (30 percent vs. 12 percent).

Study results show that, on average, patients receiving a FUZEON-based regimen experienced an increase of twice as many immune (CD4) cells as those achieved by patients on a regimen without FUZEON (increase of 91 cells/mm3 in the FUZEON arm vs. 45 cells/mm3 in the control arm at 48 weeks, and increase of 71 cells/mm3 in the FUZEON arm vs. compared to 35 cells/mm3 in the control arm at 24 weeks). In addition, the time to virologic failure was approximately three times longer on the FUZEON arm compared to patients on regimens without FUZEON (32 weeks vs. 11 weeks). All of these results were highly statistically significant (p<0.0001).

The superiority of virologic response achieved with FUZEON-based regimens was observed regardless of the number of active agents in the background regimen. Among patients whose virus was sensitive to one drug in the background regimen, more patients in the FUZEON arm achieved undetectable levels of HIV compared to patients on regimens without FUZEON (29 percent vs. 7 percent). Among patients whose virus was sensitive to two active agents in their background regimen, more patients achieved undetectable levels of HIV in the FUZEON arm at 48 weeks compared to patients on regimens without FUZEON (39 percent vs. 15 percent). These results were statistically significant (p<0.05).

A detailed 48-week safety analysis was also presented. Ninety-eight percent of patients experienced a localized reaction at the site of injection, such as pain/discomfort, redness, hardness, bumps, itching or bruising. Less than five percent of patients discontinued treatment due to injection site reactions. Of note, aside from injection site reactions, the incidence of the three most common adverse events, measured as number of events per 100 years of patient experience was less frequent in the FUZEON arm compared to control arm. Adverse events included diarrhea (37 per 100 patient-years in the FUZEON arm vs. 73 in the control arm), nausea (26 vs. 51 respectively) and fatigue (25 vs. 38 respectively). (See “Facts About FUZEON” section for additional safety information.)

“Safety is a crucial consideration for physicians and patients who are selecting a new anti-HIV drug regimen,” said Joseph Eron, M.D., Associate Professor of Medicine, University of North Carolina at Chapel Hill. “In these studies, FUZEON did not exacerbate most of the adverse events commonly associated with other anti-HIV therapies. In fact, patients who received FUZEON as part of an anti-HIV drug regimen experienced less diarrhea, nausea and fatigue. These results are very encouraging for physicians and patients who are considering initiating use of FUZEON.”

Reimbursement and Supply Progress Increase Access to FUZEON in the U.S.

During the first six months post-approval, Roche and Trimeris have worked closely with both public programs and private insurers to secure reimbursement for patients who need FUZEON. FUZEON is now on the formularies of all state Medicaid programs, the Veterans’ Administration, and 28 AIDS Drug Assistance Programs (ADAPs), which represent 75 percent of patients who receive their HIV drugs from an ADAP. ADAP programs currently covering FUZEON include:

• Alaska • Arizona • Arkansas • California • Connecticut • Delaware • Florida • Illinois • Iowa • Kansas	• Maine • Massachusetts • Michigan • Minnesota • Mississippi • Missouri • New Jersey • New York • North Carolina • Oregon	• Pennsylvania • Puerto Rico • Rhode Island • South Carolina • Tennessee • Utah • Virginia • Wisconsin

“In spite of severe fiscal challenges facing California’s ADAP, we felt it was critical to provide access to FUZEON to our ADAP clients, especially to those who have become resistant to existing HIV medications. We appreciate the willingness of Roche to work with the ADAP Crisis Task Force to make FUZEON more widely available,” said Michael H. Montgomery, Chief, Office of AIDS, California Department of Health Services.

“The majority of private and public insurers in the United States have now added FUZEON to their formularies, significantly reducing the time required to process prescriptions,” said Gary Zieziula, Vice President, Commercial Operations, Roche. “Broader reimbursement, combined with greater than anticipated supply, means expanded access to FUZEON.”

Roche and Trimeris also offer a Reimbursement Assistance Program to support patients and physicians in the reimbursement process, and a Patient Assistance Program which provides

FUZEON free of charge to patients who are uninsured, are U.S. residents and meet specific requirements.

Roche and Trimeris have continued to invest in improving FUZEON manufacturing, contributing to increased drug supply. A manufacturing process modification which has been filed in the U.S. and EU is now leading to improved outputs of FUZEON active pharmaceutical ingredient (API). In addition, installation of a second chromatography column was achieved ahead of schedule. The column is currently undergoing validation and will have the potential to further increase the capacity at Roche’s facility in Colorado. Finally, plans are now in place for significant further expansion of the Boulder facility that will increase the current planned capacity of 3.7 metric tons per year to around six metric tons per year in 2005.

T-1249 Update

A final analysis of data from the Phase I/II study of the second-generation fusion inhibitor, T-1249 was presented yesterday in an oral presentation by Dr. Jacob Lalezari of Quest Clinical Research in San Francisco. This 10 day study included 53 patients who were participating in Phase II or Phase III studies of FUZEON and who exhibited HIV RNA levels between 5000 and 500,000 copies/mL at two consecutive clinic visits while on treatment with FUZEON. Patients in the study discontinued FUZEON and added T-1249 to an unchanged individualized anti-HIV drug regimen. At day 11, 73 percent of patients demonstrated a greater than 1.0 log10 reduction in HIV RNA. Safety evaluations revealed no serious adverse events relating to T-1249. The most frequent adverse events were joint pain (4%), diarrhea (4%), fatigue (4%), muscle pain (4%) and fever (4%).

“Roche and Trimeris are applying our experience from the development of FUZEON to our continuing search for new treatment options,” said Dr. Dani Bolognesi, Chief Executive Officer, Trimeris. “The results from this study of T-1249 demonstrate that fusion inhibitors constitute an expanding class of anti-HIV drugs with the potential to be used sequentially.”

The next step in the development of T-1249 will be Phase II studies, which are projected to begin in 2004. The initiation of these trials is dependent upon a combination of factors including scale-up of manufacturing, completion of formulation work to support chronic dosing, finalization of clinical protocols, and regulatory discussions.

For more information on FUZEON, patients and physicians can visit www.FUZEON.com or call 1-877-4FUZEON.

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Facts About FUZEON

FUZEON, co-developed by Roche and Trimeris (Nasdaq: TRMS), was granted accelerated approval on the basis of 24-week data by the U.S. Food and Drug Administration in March, and is also approved in the European Union, Switzerland and Canada. FUZEON leads the first class of anti-HIV drugs to be introduced in seven years. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON.

TORO Study Design

TORO 1 [T-20 (FUZEON) vs. Optimized Regimen Only] and TORO 2 are randomized, open-label trials that enrolled approximately 1,000 HIV-1 infected patients at 112 centers internationally. Patients were treatment-experienced and/or had documented resistance to each of the other three classes of anti-HIV drugs. At entry, resistance testing and patient treatment history were used together to aid in the selection of an individualized regimen of three to five anti-HIV drugs for each patient. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with FUZEON (FUZEON arm) or the individualized regimen alone (control arm). At baseline, patients had a median HIV RNA level of more than 5.0 log10 copies/mL, a median CD4 cell count of less than 100 cells/mm3, and had been treated with anti-HIV drugs for an average of seven years.

FUZEON Indication and Safety

FUZEON in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks’ duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral naive patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1.

FUZEON is administered as a twice-daily subcutaneous injection. Injection site reactions are the most common adverse events associated with FUZEON. Injection site reactions occurred in 98% of patients studied and 3% discontinued FUZEON due to injection site reactions. Signs/symptoms may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis. Nine percent of patients had local reactions that required analgesics or limited usual activities.

There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and an individualized regimen alone at 24 weeks. The events most frequently reported in subjects receiving FUZEON plus an individualized regimen were diarrhea (26.8%), nausea (20.1%), and fatigue (16.1%). All these events were seen at a lower incidence than in subjects that received background regimen alone: diarrhea (33.5%), nausea (23.7%), and fatigue (17.4%). The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON include headache (11.8%), peripheral neuropathy (8.9%), dizziness (6.6%), insomnia (11.3%), depression (8.6%), decreased appetite (6.3%), asthenia (5.7%), myalgia (5.0%), constipation (3.9%) and pancreatitis (2.4%). The majority of adverse events were of mild or moderate intensity.

Hypersensitivity reactions have been associated with FUZEON therapy (less than or equal to 1 percent) and have recurred on rechallenge. Symptoms of an allergic reaction may include rash, fever, nausea and vomiting, chills, rigors, hypotension, and elevated serum transaminases.

An increased rate of bacterial pneumonia was observed in patients treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients taking FUZEON may acquire opportunistic infections or other conditions that are associated with HIV infection. The list of side effects is not complete at this time because FUZEON is still being studied.

FUZEON does not cure HIV infection or AIDS. FUZEON does not reduce the risk of transmission of HIV to others through sexual contact or blood contamination. Patients should continue to practice safer sex by using latex or polyurethane condoms or other barrier methods. Never use or share dirty needles.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well-being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C. For more information on the Roche pharmaceuticals business in the United States, visit the company’s website at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, recently approved in the U.S. and European Union, is the first in a class of anti-HIV drugs called fusion inhibitors. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “anticipate”, “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.